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                                                                       Exhibit 5



                                FOURTH AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

               FOURTH AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of January 15, 2002, by and among Varian Medical Systems, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. ("EquiServe") as successor Rights Agent.


                              W I T N E S S E T H:

               WHEREAS, the Company and First Chicago Trust Company of New York ("First Chicago") entered into a Rights Agreement, dated as of November 20, 1998 and amended effective as of April 2, 1999, August 17, 2001 and November 16, 2001 (the "Rights Agreement"), under which First Chicago was appointed the Rights Agent and EquiServe was later appointed successor Rights Agent;

               WHEREAS, the Board of Directors of the Company, pursuant to
Section 2.4(b) of the Rights Agreement, deems it appropriate to amend the Rights Agreement to adjust the Exercise Price of the Rights in connection with the two-for-one stock split to be effected in the form of a 100% stock dividend declared by the Company's Board of Directors on November 16, 2001 and payable January 15, 2002;

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

               Section 1. Amendment of Rights Agreement. Effective as of January 15, 2002, the Rights Agreement shall be, and hereby is, amended as follows:

               (a) Section 1.1 is hereby amended by deleting the dollar amount "$420.00" in the definition of Exercise Price and substituting in lieu thereof the dollar amount $210.00.

               (b) Each reference in the Rights Agreement to "this Agreement," and each use in the Rights Agreement of terms such as "herein," "hereof" and "hereunder," shall mean and be a reference to the Rights Agreement as amended hereby.

               Section 2. Full Force and Effect. Except as specifically provided in this Amendment, the Rights Agreement shall remain in full force and effect and shall in no way be amended, modified or affected.

               Section 3. Governing Law. The Rights Agreement and this Amendment shall be deemed to be contracts made under the laws of the State of Delaware and for all purposes shall be




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governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

               Section 4. Definitions. Terms used in this Amendment and not defined herein shall have the meanings assigned to such terms by the Rights Agreement.

               Section 5. Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidation or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

               Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.





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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by officers thereof thereunto duly authorized, all as of the day and year first above written.



                                        VARIAN MEDICAL SYSTEMS, INC.



                                        By: /s/ Joseph B. Phair
                                            ------------------------------------
                                        Name:  Joseph B. Phair
                                        Title: Vice President, General
                                               Counsel and Secretary



                                        EQUISERVE TRUST, N.A.



                                        By: /s/ Thomas McDonough
                                            ------------------------------------
                                        Name:  Thomas McDonough
                                        Title: Senior Account Manager




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